PRESS RELEASE
FOR IMMEDIATE RELEASE

SINOBIOMED UPDATES ON CLINCIAL TRIAL
PROGRESS FOR RECOMBINANT BATROXOBIN (rBAT)

(Shanghai, China - July 10, 2007) Sinobiomed Inc. (“Sinobiomed”, or “the Company”) is pleased to update on clinical trial progress for the recombinant batroxobin (rBAT) made by Shanghai Wanxing Bio-pharmaceuticals Co., Ltd. ("Shanghai Wanxing"), the Company’s 82% owned subsidiary.

Sinobiomed’s Chinese-patented rBAT is world’s first batroxobin to be synthesized through gene recombination. Natural batroxobin is world’s most prescribed anti-bleeding agent. The Patent Cooperation Treaty (PCT) issued rBAT an international application number in March 2007.

The Phase II Clinical Trial, launched in November 2006, has two steps. The first step, now completed, tested rBAT”s effectiveness as an anti-bleeding agent at different dosages during general surgery compared to that of a placebo. The first step had 120 people enrolled.

The Company has now completed the design necessary for the second step of the Phase II Clinical Trial, which will involve 400 patients. The second step will compare rBAT’s efficacy to that of natural batroxobin in patients undergoing gynecological surgery, those with menorrhagia, excessive or prolonged menstrual bleeding, and those with gastrointestinal bleeding not associated with surgery.

A positive result in the second step would increase the number of applications for rBAT, widening the market for potential sales.

ABOUT SINOBIOMED INC.

Sinobiomed Inc. is a leading Chinese developer of genetically engineered recombinant protein drugs and vaccines. Based in Shanghai, Sinobiomed currently has 10 products approved or in development: two on the market, one approved and GMP certified, four in clinical trials and three in research and development. The Company’s products respond to a wide range of diseases and conditions, including malaria, hepatitis, surgical bleeding, cancer, rheumatoid arthritis, diabetic ulcers and burns, and blood cell regeneration. (www.sinobiomed.com)

Contact:

Sinobiomed Investor Relations
Toll Free: 1-866-588-0829
Email: info@sinobiomed.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Sinobiomed Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Sinobiomed Inc. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Sinobiomed Inc. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.